Exhibit 4.25

EXECUTION VERSION

October 16, 2018

MCE Cotai Investments Limited

New Cotai, LLC

Melco Resorts & Entertainment Limited

and

Studio City International Holdings Limited

AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

CONTENTS

1.	INTERPRETATION	1

2.	DIRECTORS	10

3.	SHARED VENDOR CONTRACTS	14

4.	CASINO OPERATION	16

5.	OTHER ADMINISTRATIVE MATTERS	17

6.	PRE-EMPTIVE RIGHTS	18

7.	CONFIDENTIALITY AND DISCLOSURE	19

8.	DISPUTE	21

9.	TERMINATION	22

10.	NOTICES	23

11.	NOTICES UNDER NEWCO MEMORANDUM AND ARTICLES OF ASSOCIATION, COMPANY MEMORANDUM AND ARTICLES OF ASSOCIATION AND DEPOSIT AGREEMENT	25

12.	DUTIES, COSTS AND EXPENSES	26

13.	GENERAL	26

i

PARTIES

(1)

MCE Cotai Investments Limited, a company incorporated in the Cayman Islands, of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1 - 9005, Cayman Islands (MCE Cotai)

(2)

New Cotai, LLC, a limited liability company formed in Delaware, United States of America, c/o New Cotai Holdings, LLC, of Two Greenwich Plaza, Greenwich, Connecticut 06830, United States of America (New Cotai)

(3)

Melco Resorts & Entertainment Limited, a company incorporated in the Cayman Islands, of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1 - 9005, Cayman Islands (Melco)

(4)

Studio City International Holdings Limited, a company incorporated in the Cayman Islands, with its registered office at Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands (Company)

BACKGROUND

(A)

On 27 July 2011, MCE Cotai, New Cotai, Melco (formerly known as Melco Crown Entertainment Limited) and the Company (formerly known as CYBER AGENTS ONE LIMITED, a company incorporated in the British Virgin Islands), entered into an agreement to govern their relationship in connection with, and the conduct and operations of, the Group (as amended by Amendment No.1 to Shareholders’ Agreement, dated 25 September 2012, Amendment No.2 to Shareholders’ Agreement, dated 17 May 2013, Amendment No.3 to Shareholders’ Agreement, dated 3 June 2014, and Amendment No.4 to Shareholders’ Agreement, dated 21 July 2014, the Original Shareholders Agreement).

(B)

In connection with the transactions contemplated by the Implementation Agreement dated September 6, 2018 between the Company, New Cotai, MCE Cotai and Melco, MCE Cotai, New Cotai, Melco and the Company have agreed to amend and restate the Original Shareholders Agreement and enter into this document, executed as a deed, to govern their relationship in connection with, and the conduct and operations of, the Group.

AGREED TERMS

1. INTERPRETATION

1.1 Definitions

In this document:

20-Day VWAP means the volume-weighted average trading price of an ADS for the twenty (20)-trading day period immediately preceding the date upon which the 20-Day VWAP is being calculated based on quotations as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such ADSs are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such ADSs are listed or admitted to trading, in each case, divided by the number of Class A Ordinary Shares that one ADS represents.

ADS means an American Depositary Share, each representing four Class A Ordinary Shares;

Affiliate means a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, a specified Person. For the purpose of the definition of Affiliate, “control”, “controlled by” and “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting shares, by agreement, contract, or otherwise.

Authorisation means:

(a)	any consent, permit, license, or authorisation; or

(b)	exemption,

from, by, or with, a Governmental Agency.

Board means the Board of Directors of the Company from time to time.

Business Day means a day which is not a Saturday, Sunday or bank or public holiday in the Cayman Islands, Hong Kong or New York, nor a day on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted or remains hoisted in Hong Kong at any time between 9.00am and 5.00pm.

Cash Purchase Price has the meaning given to that term in clause 6.5.

Casino Management Agreement means the services and right to use agreement between Melco Crown Gaming (Macau) Limited, New Cotai Entertainment, LLC and New Cotai Entertainment (Macau) Limited dated 11 May 2007, as amended from time to time, and any agreements or arrangements related thereto.

Class A Ordinary Shares means the Class A ordinary shares, par value US$0.0001 per share, of the Company.

Class B Ordinary Shares means the Class B ordinary shares, par value US$0.0001 per share, of the Company.

Company Subsidiary means any company which is or becomes a Subsidiary of the Company from time to time.

Competitor means (other than Melco and its Affiliates):

(a)	any person or entity holding a Gaming Authorisation to operate games of fortune and chance in a casino in Macau;

(b)	any person or entity holding a direct or indirect interest in any person specified in clause (a) of this definition and having the right to appoint a director on the board of any such entity; or

(c)	any subsidiary of any person specified in clause (a) of this definition.

Confidential Information means:

(a)	any confidential, non-public or proprietary information relating to the business, assets or affairs of the Group; and

(b)

any information relating to this document and the transactions contemplated by it including the existence of this document and the transactions contemplated by it and of the negotiations which preceded it;

provided, however, that Confidential Information shall not include information that:

(a)	is or becomes generally available to the public other than as a result of disclosure in violation of this document;

(b)	is or becomes available to the receiving person on a non-confidential basis prior to its disclosure to such person;

(c)	is or has been independently developed or conceived by the receiving person without use of Confidential Information; or

(d)

becomes available to the receiving person on a non-confidential basis from a source other than the Company; provided, that such source is not known by such person to be bound by a confidentiality agreement with the Company.

Confidentiality Deed means the confidentiality deed attached to this document as Annexure A.

Contracts means agreements, contracts, arrangements or understandings, whether formal or informal, written or oral.

control means, in relation to a person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the person, whether through the ownership of voting securities, by contract, or otherwise.

D&O Policy means a directors and officers insurance policy taken out by the Company from time to time with a reputable insurer.

Deed of Accession means a deed of accession substantially in the form contained in Annexure B.

Deposit Agreement means the Deposit Agreement by and among the Company, Deutsche Bank Trust Company Americas and the other parties thereto, to be entered into in connection with an underwritten public offering of the Company’s Equity Securities.

Director means a member of the Board of the Company from time to time.

Disclosing Shareholder has the meaning given to that term in clause 7.7(a).

Dispute has the meaning given to that term in clause 8.1(a).

Dispute Notice has the meaning given to that term in clause 8.1(b).

Disputing Parties has the meaning given to that term in clause 8.1(c).

Duty means any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes any interest, fine, penalty, charge or other amount in respect of the above.

Effective Interest in Securities means the interest of a person or entity (the Person) in Securities calculated as the sum of:

(a)	the number of Securities in issue for which the Person is the registered holder; plus

(b)	the product of:

(i)

the fraction that is determined by multiplying the economic interest in the equity of an entity (the First Entity) held by the Person (expressed as a fraction of all the economic interests in the equity of the First Entity) by the economic interest in the equity of each other entity within the chain of entities between the First Entity and the Registered Holder (in each case expressed as a fraction of all the economic interests in the equity of each such entity) and, where the Person has an interest in Securities through more than one First Entity, the interest that is obtained by aggregating such Person’s fractional interest in all such First Entities, and

(ii)

the number of Securities in issue that are held by registered holders of Securities in which the Person holds an interest through the chain or chains of entities in clause (b)(i) (Registered Holder); and

expressed as a percentage of all the Securities in issue.

For the purposes of this definition, “economic interest in the equity of an entity” excludes any derivative or synthetic security that represents an interest in the underlying equity securities of such entity.

Entitled Minority Shareholder means any Minority Shareholder that is holding Class A Ordinary Shares at the relevant time of the offer of Equity Securities under clause 6.1.

Equity Plan means any compensation plan, agreement, or other arrangement that provides for the grant or issuance of equity or equity-based awards (including share options) and that is approved by the Company for the benefit of any of the employees of the Company or any of its Subsidiaries or Affiliates or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Subsidiaries.

Equity Securities means, with respect to any Person, equity securities or any securities convertible into or exchangeable or exercisable for any equity securities of such Person.

Exchange Right means the rights conferred upon New Cotai under Article III of the Participation Agreement dated October 12, 2018 between the Company, New Cotai and Newco (Participation Agreement).

Gaming Authorisation means any gaming concession, subconcession, licensing or regulatory Authorisation (or any renewal or extension thereof) to conduct gaming business in any jurisdiction.

Gaming Promoter means any gaming promoter duly licensed by the Macau government to act in any such capacity, and whose activity is to promote gaming in casinos in Macau by providing (among other things) amenities such as transport, lodgement, food and beverage and entertainment to patrons.

Gaming Regulator means any Governmental Agency responsible for the regulation of gaming, wagering or betting in any jurisdiction.

Governmental Agency means:

(a)	a government, whether foreign, federal, state, territorial or local;

(b)	a department, office, or minister of a government acting in that capacity; or

(c)	a commission, delegate, instrumentality, agency, board or other governmental or semi-governmental, judicial, administrative, monetary, regulatory, fiscal or tax authority, whether statutory or not.

Group means the Company and the Company Subsidiaries from time to time and the expressions member of the Group or Group member or Group Company mean any one of them.

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China.

Land means a plot of land situated in Macau, at the Cotai reclaimed land area, with gross area of 130,789 square meters, described at and denoted by the letter “A” on map no. 5899/2000 issued by Macao Cartography and Cadastre Bureau on 3 January 2012.

Law means any law or legal or regulatory compliance requirement, including at common law, in equity, under any statute, regulation or by-law and any decision, directive, guidance, guideline or requirement of any Governmental Agency or the relevant stock exchange.

Macau means the Macau Special Administrative Region of the People’s Republic of China.

Melco Casino(s) means the casino(s) and gaming area(s) owned directly or indirectly (in whole or in majority) or operated (or both) by Melco, the Subconcessionaire or any of their respective Affiliates.

Melco Original Share Amount means the number of Securities set out next to Melco Shareholders in the attached Schedule I, which shall be increased or decreased from time to time in a corresponding manner to account for any split, subdivision, reverse split, consolidation, share dividend or share distribution in respect of Securities, including any Adjustment Event (as defined in the Participation Agreement), provided any such increase or decrease shall be documented in an amendment of Schedule I by the parties in accordance with clause 13.1.

Melco Shareholders means Melco and any Affiliate of Melco to whom Securities are issued or Transferred under this document.

Memorandum and Articles of Association means the memorandum and articles of association of the Company, as may be amended from time to time in accordance herewith.

Minority Shareholders means, at the relevant time of determination, any Shareholder the name of which is set forth on Schedule II hereto, which schedule may be amended from time to time in accordance with clause 2.2(f) and subject to clause 2.2(g), provided that, at the relevant time of determination, such Shareholder is either (i) validly holding Class B Ordinary Shares or (ii) validly holding (a) Class A Ordinary Shares which such Shareholder has received as a result of exercising (including in connection with a Mandatory Exchange (as defined in the Participation Agreement) its Exchange Rights, or (b) Class A Ordinary Shares received from New Cotai or another Permitted Transferee, who in either case acquired them as described in the immediately preceding clause (a) and subsequently transferred them to such Shareholder directly or indirectly through multiple transfers (on successive occasions) so long as (x) each of such transfers was made by and between a transferor and transferee who were, at the time of such subsequent transfers, Permitted Transferees and (y) there were no other intervening Transfers of such Exchange Shares that were not between Permitted Transferees (such Class A Ordinary Shares acquired by each Shareholder set out in Schedule II and in the manner contemplated in clauses (a) or (b), Exchange Shares); provided further that at any given time, there shall be no more than twenty-five (25) Minority Shareholders. For the avoidance of doubt, the limit of twenty-five (25) Minority Shareholders is inclusive of Shareholders holding Class B Ordinary Shares.

New Cotai Original Share Amount means the number of Securities set out next to New Cotai in the attached Schedule I, which shall be increased or decreased from time to time in a corresponding manner to account for any split, subdivision, reverse split, consolidation, share dividend or share distribution in respect of Securities, including any Adjustment Event (as defined in the Participation Agreement), provided any such increase or decrease shall be documented in an amendment of Schedule I by the parties in accordance with clause 13.1.

Newco means MSC Cotai Limited, a business company limited by shares incorporated in the British Virgin Islands.

Newco Memorandum and Articles of Association means the memorandum and articles of association of Newco, as may be amended from time to time in accordance herewith.

Observer means an observer appointed to the Board in accordance with clause 2.2(a)(ii).

Offer has the meaning set forth in clause 6.1.

Opening means 27 October 2015, the date that the Studio City Property opened to the public.

Other Casinos mean those casinos or gaming areas operated but not majority owned or controlled by Melco or any of its Affiliates.

Permitted Transferee means any one or more investment funds or other entities directly or indirectly owned, managed or advised by Oaktree Capital Management, L.P. or Silver Point Capital, L.P. (for so long as the transferee continues to be directly or indirectly owned, managed, or advised by Oaktree Capital Management, L.P. or Silver Point Capital, L.P.).

Project Lender means any third party lender(s) to the Studio City Property or any representative or agent (including a trustee, collateral agent or security agent) of any such third party lender(s).

Prospective Purchaser has the meaning given to the term in clause 7.7(a).

Registration Rights Agreement means the registration rights agreement entered into by and between the Shareholders (as defined therein) and the Company dated the date hereof.

Respective Proportion means, with respect to an Entitled Minority Shareholder, a fraction, the numerator of which shall be the number of Exchange Shares validly held by such Entitled Minority Shareholder at the relevant time of calculation and the denominator of which shall be the sum of (i) the number of issued and outstanding Class A Ordinary Shares held by Melco and its Affiliates (excluding the Company and its Subsidiaries), (ii) the number of Exchange Shares held by all Entitled Minority Shareholders, and (iii) the number of Class A Ordinary Shares issuable if all Participants (as defined in the Participation Agreement) exercised their Exchange Rights with respect to the entirety of the remaining Participation Interests (as defined in the Participation Agreement).

Security means a fully paid share in the capital of the Company carrying the rights and obligations set out in this document and in the Memorandum and Articles of Association, which shall include Class A Ordinary Shares (including any Class A Ordinary Shares represented by ADSs) and Class B Ordinary Shares.

Shared Vendor Contracts has the meaning given to the term in clause 3.1.

Shared Vendors has the meaning given to the term in clause 3.1.

Shareholder means a holder of Securities from time to time.

Shareholder Group means each of the Melco Shareholders, on the one hand, and the Minority Shareholders, on the other hand, or either one of them (as the context requires).

Studio City Casino means the casino and gaming area within the Studio City Property.

Studio City Property means the gaming, retail and entertainment resort located and operated on the Land.

Subconcession means the trilateral agreement dated 8 September 2006 entered into by and among the Macau government, Wynn Resorts (Macau), S.A. (Wynn Macau) (as concessionaire for the operation of casino games of chance and other casino games in Macau, under the terms of a concession contract dated 24 June 2002 between Macau and Wynn Macau, as amended on 8 September 2006) and the Subconcessionaire, comprising a set of instruments from which shall flow an integrated web of rights, duties and obligations by and for all and each of Macau, Wynn Macau and the Subconcessionaire, pursuant to the terms of which the Subconcessionaire shall be entitled to operate casino games of chance and other casino games in Macau as an autonomous subconcessionaire in relation to Wynn Macau, including any supplemental letters or agreements entered into or issued by the Macau government and the Subconcessionaire from time to time, and including any replacement concession or subconcession for the operation of casino games of chance and other casino games in Macau.

Subconcessionaire means Melco Resorts (Macau) Limited, a company incorporated in Macau, or any other Affiliate of Melco holding a Gaming Authorisation in Macau from time to time.

Subsidiary means, with respect to any Person:

(a)

any corporation, association or other business entity of which (i) more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity that is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof), or (ii) the composition of its board of directors is directly or indirectly controlled by such Person; and

(b)

any partnership or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Transaction Documents means this document, the Registration Rights Agreement and the Memorandum and Articles of Association.

Transfer means to transfer, sell, exchange, hypothecate, assign, charge, pledge, encumber, gift, convey (including in trust) or otherwise dispose of.

Unsubscribed Equity Securities has the meaning set forth in clause 6.3(b).

Unsuitable Person means a person or entity whose direct or indirect ownership of Securities could (on the facts then known):

(a)	based on the written advice of outside legal counsel to a Shareholder or Melco (as applicable); or

(b)	based on an objection received from a Gaming Regulator,

be reasonably expected to adversely impact the suitability or entitlement of:

(x) any member of the Group;

(y) any Melco Shareholder, any holder of Upstream Securities in any Melco Shareholder, or any of their respective Affiliates, in each case, in the case of a Transfer of any Securities or Upstream Securities by any person other than those persons; or

(z) any Minority Shareholder, any holder of Upstream Securities in any Minority Shareholder, or any of their respective Affiliates, in each case, in the case of a Transfer of any Securities or Upstream Securities by any person other than those persons, to maintain any Gaming Authorisation.

Upstream Securities means, in respect of a Shareholder, any equity securities or interests in equity securities issued by that Shareholder or by any person that directly, or indirectly through one or more interposed entities (whether legally or beneficially), holds an Effective Interest in Securities held by that Shareholder, but does not include any equity securities or interests in equity securities:

(a)

in any investment fund or account managed by any investment fund, or in any successors or Affiliates of the foregoing, or in any person that, directly or indirectly through one or more interposed entities (whether legally or beneficially), holds equity securities or interests in equity securities in any such person;

(b)

in Melco, or any of its shareholders or any person that directly, or indirectly through one or more interposed entities (whether legally or beneficially), holds equity securities or interests in equity securities in those shareholders; or

(c)	in any other Shareholder or holder of Upstream Securities whose shares are listed on an internationally recognised stock exchange.

1.2	Construction

Unless expressed to the contrary, in this document:

(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	includes means includes without limitation;

(e)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause;

(f)	a reference to:

(i)	a person includes a partnership, individual, limited liability company, trust, joint venture, unincorporated association, corporation and a Governmental Agency;

(ii)	a person or a party includes the person’s legal personal representatives, successors, assigns and persons substituted by novation;

(iii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iv)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(v)	a right includes a benefit, remedy, discretion or power;

(vi)	time is to local time in Hong Kong;

(vii)	“US$” or US dollars is a reference to the currency of the United States of America;

(viii)	“HK$” or HK dollars is a reference to the currency of Hong Kong;

(ix)	this or any other document includes the document as novated, varied or replaced in accordance with the terms hereof and thereof and despite any change in the identity of the parties;

(x)	this document includes all schedules, annexures and exhibits to it;

(xi)	a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document;

(xii)	a reference to a meeting is a meeting in person, by conference telephone or similar equipment, so long as all of the participants can hear each other; and

(xiii)

if the number of Securities the Effective Interest in Securities represents is required to be calculated, if the number is not a whole number, that number will rounded up or down, as appropriate, with .5 or greater rounded up;

(g)	if the date on or by which any act shall be done under this document is not a Business Day, the act shall be done on or by the next Business Day;

(h)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded; and

(i)	the schedules and annexures to this document shall be incorporated by reference herein and constitute a part hereof.

1.3	Headings

Headings do not affect the interpretation of this document.

2.	DIRECTORS

2.1	Melco Directors

(a)

Subject to clause 2.1(b), the Melco Shareholders may appoint, from time to time, by Notice to the Company, one Director so long as they hold in aggregate a number of Securities equal to at least 33% but less than 66% of the Melco Original Share Amount, two Directors for so long as they hold in aggregate a number of Securities equal to at least 66% but less than 99% of the Melco Original Share Amount, and three Directors for so long as they hold in aggregate a number of Securities equal to at least 99% of the Melco Original Share Amount, including to fill vacancies created by removals under clause 2.1(c) or vacancies created under clause 2.4 of Directors appointed by the Melco Shareholders.

(b)	Despite clause 2.1(a), the Melco Shareholders may, from time to time, by notice to the Company, appoint up to three Directors for so long as they hold in aggregate:

(i)	a number of Securities equal to more than 66% of the Melco Original Share Amount; and

(ii)

more Securities in issue than any other Shareholder and its Affiliates to whom Securities have been issued or Transferred in accordance with this document, in the aggregate, provided that for the purposes of this clause 2.1(b)(ii), the depositary bank for the ADSs shall be deemed not to be a Shareholder ;

including to fill vacancies created under clause 2.1(c), or vacancies created under clause 2.4 of Directors appointed by the Melco Shareholders.

(c)	Subject to clause 2.1(d), the Melco Shareholders may remove any Director appointed by them under clauses 2.1(a) or 2.1(b) (as applicable) by notice to the Company.

(d)	Any notice under clauses 2.1(a), 2.1(b) or 2.1(c) shall be signed by Shareholders holding a majority of the Securities in issue held by all of the Melco Shareholders as at the date of the notice.

2.2	Minority Directors

(a)	New Cotai may, for so long as it holds in aggregate, a number of Securities equal to:

(i)	50% or more of the New Cotai Original Share Amount, appoint two Directors; and

(ii)

25% or more, but less than 50% of the New Cotai Original Share Amount, (y) appoint one Director, including in each case to fill vacancies created by removals under clause 2.2(c) or vacancies created under clause 2.4 of Directors appointed by New Cotai, in each case by written notice to the Company; and (z) to the extent not prohibited by applicable Laws or the listing or exchange rules of any stock exchange on which the Securities are listed, appoint one Observer to the Board, including to fill vacancies created by removals under clause 2.2(c) or death or resignation of an Observer, in each case by written notice to the Company.

(b)

New Cotai may, for so long as it has the right to appoint at least one Director pursuant to clause 2.2(a), appoint a Director (who is already a member of the Board of the Company and appointed pursuant to Clause 2.2(a)) to sit on any committee of the Board (other than (i) a committee formed to evaluate a transaction between the Company and the Minority Shareholders or their Affiliates or (ii) a committee that the Board has determined as a matter of good corporate governance should be comprised solely of independent directors and, at such time, no Director appointed by the Minority Shareholders is independent under applicable stock exchange rules), to the extent any such appointment is not prohibited by applicable Laws or the listing or exchange rules of any stock exchange on which the Securities are listed; provided, however, that a simple majority will be sufficient to approve such committees’ decisions and, provided further, that such Director will not be required to form a quorum at meetings of any committee so long as due notice of the meeting has been provided.

(c)

Subject to clause 2.2(d), New Cotai may remove any Director or Observer appointed under clause 2.2(a) or remove from any committee any Director appointed by it to such committee under clause 2.2(b) by notice to the Company.

(d)	Any notice under clauses 2.2(a), 2.2(b) or 2.2(c) shall be signed by New Cotai.

(e)	New Cotai’s rights under clauses 2.2(a) through 2.2(d) shall terminate at such time when New Cotai no longer holds at least 5% of the Securities in issue.

(f)

New Cotai shall amend Schedule II from time to time to ensure, at all times, that (i) it only includes Shareholders that satisfy the definition of Minority Shareholders herein, (ii) the number of Class B Ordinary Shares and/or Exchange Shares set out next to each Minority Shareholder in Schedule II is accurate and (iii) the number of Minority Shareholders does not exceed twenty-five (25). The amendment of Schedule II will be effective upon the receipt by Melco and the Company of a copy of such amendment in accordance with clause 10.7.

(g)

New Cotai represents and warrants to the Company and Melco on the date hereof and on the date of each amendment of Schedule II that (i) each Minority Shareholder set out in Schedule II is a Permitted Transferee, (ii) Schedule II accurately sets out the number of Class B Ordinary Shares and Exchange Shares held by each of the Minority Shareholders, and (iii) each Minority Shareholder acquired and holds the Exchange Shares set out next to such Minority Shareholder’s name in Schedule II either (x) as a result of exercising (including in connection with a Mandatory Exchange (as defined in the Participation Agreement) its Exchange Rights pursuant to which Class A Ordinary Shares were received, or (y) through a transfer from New Cotai or another Permitted Transferee, who in either case acquired them as described in the immediately preceding clause (x) and subsequently transferred them to such Shareholder directly or indirectly through multiple transfers (on successive occasions) so long as (aa) each of such transfers were made by and between a transferor and transferee who were, at the time of such subsequent transfers, Permitted Transferees and (bb) there were no other intervening Transfers of such Class A Ordinary Shares that were not between Permitted Transferees.

2.3	Eligibility and rights of Observers

(a)	An Observer is entitled to attend each meeting of the Board.

(b)	An Observer shall be given the same notice of each meeting of the Board, at the same time and in the same form, as given to the Directors.

(c)

An Observer shall be provided with all of the information provided to Directors at the same time as such information is provided to the Directors, including all board packs, agendas and any information to be presented to the Board.

(d)	An Observer is not entitled to vote at meetings of the Board.

(e)

It is a condition of the designation of an Observer under clause 2.2(a) that the Observer enters into, or is already covered by, a confidentiality deed with the Company on terms substantially the same as the Confidentiality Deed or otherwise acceptable to the Company.

2.4	Vacation of office

The office of a Director will be vacated if:

(a)	a Director resigns his office by notice in writing to the Company;

(b)	a Director dies;

(c)

an order is made by any competent court or official on the grounds that a Director is or may be suffering from mental disorder or is otherwise incapable of managing his affairs and a majority of the Directors resolve that his office be vacated;

(d)

without leave, a Director is absent from meetings of the Board (unless an alternate Director appointed by him attends in his place) for a continuous period of 6 months, and a majority of the Directors resolve that his office be vacated;

(e)	a Director becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors generally;

(f)	a Director ceases to be or is prohibited from being a Director by law or by virtue of any provisions in the Memorandum and Articles of Association;

(g)

a Director is removed from office by notice in writing served upon him signed by not less than a majority in number (or, if that is not a round number, the nearest lower round number) of the Directors (including himself) then in office; provided that a Director appointed by a Shareholder may only be removed by that Shareholder pursuant to clauses 2.1, 2.2 and 2.5; or

(h)	a Director is removed under clause 2.1(c) or 2.2(c) (as applicable);

2.5	Removal of Directors

(a)

If the number of Directors appointed by a person under clauses 2.1 or 2.2 is greater than the number of Directors entitled to be appointed by that person under the relevant clause, then that person shall, within two Business Days of ceasing to be so entitled, give notice to the Company removing that number of Directors in excess of its entitlement.

(b)

If any person to whom clause 2.5(a) applies does not give notice removing the required number of Directors within the period specified in that clause, any person entitled to appoint a Director under clauses 2.1 or 2.2 may give such a notice removing any such Directors.

2.6	Alternate directors

(a)	A Director (other than any independent Director under applicable stock exchange rules) may, with the prior written approval of the Board, appoint an alternate director by notice to the Company.

(b)

An alternate director may attend any Board meeting and vote on any resolution of the Board provided the Director that appointed the alternate is not present at the meeting and is a Director at the time of the meeting.

(c)

An alternate director is entitled to a separate vote for each Director the alternate director represents in addition to any vote that alternate director may have as a Director if that alternate director is also a Director.

2.7	Director duties

Each Director and director of a Company Subsidiary shall be required to have regard to, and act in the best interests of, the Company and all of its Shareholders; provided that, to the maximum extent permitted by law and without detracting from or limiting the foregoing obligation, Directors and directors of Company Subsidiaries shall be permitted to also have regard to the interests of the Shareholder Group that appointed that Director in carrying out his or her duties as a Director or a director of any Company Subsidiary to the extent that those interests are consistent with the best interests of the Company and all of its Shareholders.

2.8	Fees and expenses of Directors

(a)	The Company shall:

(i)

pay the reasonable expenses properly incurred by Directors in relation to the business of the Group, including accommodation expenses in travelling to and from meetings of the Board or any committee of the Board, any Group Company, or any committee of any such company, and provided such expenses are supported by valid receipts; and

(ii)	pay the cost of any insurance policies taken out by the Company in respect of the Directors.

(b)

No Director that is not independent within the meaning of the listing or exchange rules of any stock exchange on which the Securities are listed is entitled to be paid any fees in connection with his or her appointment or role as a Director.

2.9	D&O Policy

The Company shall:

(a)

maintain a D&O Policy in respect of each Director and each director of a Company Subsidiary that provides a level of coverage consistent with that maintained by similarly sized companies that engage in activities similar to those undertaken by the Company and the Company Subsidiaries; and

(b)	pay the premiums in respect of that D&O Policy in relation to the Director’s term in office and for six years after the expiry of the Director’s term (to the maximum extent permitted by Law).

2.10	Indemnity deed

Each Group member shall enter into a deed of access and indemnity with each director of such a company (on terms acceptable to the Board) under which it indemnifies the directors to the maximum extent permitted by Law and gives each director a right (subject to certain limitations) to have access to and make copies of Board papers and minutes in respect of the period during which the relevant director is or was a director of such a company.

2.11	Post IPO

Following an underwritten public offering of the Company’s Equity Securities, or American depositary shares representing the Company’s Equity Securities, related party transactions shall be approved by an audit committee of independent Directors, unless the rules of the relevant exchange require or permit an alternative approval process by independent Directors (in which case that process will apply).

3.	SHARED VENDOR CONTRACTS

3.1	Shared Vendor Contracts

The parties acknowledge that Melco and its Affiliates may from time to time enter into Contracts with a supplier, vendor or other party or its Affiliates or related parties (Shared Vendors) for the provision of various goods and services to more than one Melco Casino (Shared Vendor Contracts).

3.2	Obligation

Subject to clause 3.3, Melco shall, for so long as New Cotai holds 5% or more of the Securities in issue, use commercially reasonable endeavours:

(a)

to obtain on behalf of the Group, to the extent possible, economic and other terms at least as favourable (when taken as a whole and after taking into account, among other things, the passing of time, inflation and the then prevailing economic conditions) to the Group as the economic and other terms it obtains from the applicable Shared Vendor for any of the other Melco Casinos in respect of similar goods and services; and

(b)	to utilise the services of, and obtain goods from, the Shared Vendors and to obtain volume and pricing discounts on such services and goods from such Shared Vendors for the benefit of the Group.

3.3	Application

(a)	The parties agree that clause 3.2 will not apply in respect of any the following Shared Vendors:

(i)	any utility operators (water, electricity, gas and telephone and whether public or private) in Hong Kong or Macau;

(ii)	a financier or lender to Melco or any of its Affiliates;

(iii)	a Governmental Agency;

(iv)	a Gaming Promoter; or

(v)	an Other Casino.

(b)

The parties agree that clause 3.2(b) does not apply to any Shared Vendor Contract which is the subject of any dispute, claim, or other proceedings or the performance of which, or the goods provided under which, do not in the reasonable opinion of Melco or any of its Affiliates, meet appropriate standards of performance.

3.4	Gaming Promoters

Melco will use commercially reasonable efforts to ensure that there is no bias or discrimination by or at the direction of Melco or any of its Affiliates against the Group with respect to:

(a)	the use or selection of Gaming Promoters;

(b)	the allocation of customers by Gaming Promoters (to the extent it is within the control of Melco); or

(c)

the commissions, commission rate policies or extensions of credit in respect of Gaming Promoters for the Group as compared to commissions, commission rate policies or extensions of credit in respect of Gaming Promoters for any of the other Melco Casinos (excluding Other Casinos).

3.5	Audit rights

(a)

If clause 3.2 applies, New Cotai may on an annual basis jointly request the Company to instruct the Company’s auditors to audit the compliance by Melco with its obligations under clause 3.2 and to share the results thereof with the Director(s) appointed by New Cotai.

(b)

The parties agree that any audit conducted under clause 3.5(a) will be limited to a review of a random sample of Shared Vendor Contracts of an appropriate size to be determined by the auditor to verify compliance by Melco with clause 3.2(a).

(c)	Any work conducted by the Company’s auditors in respect of clause 3.5(a) will be at the expense of the Company.

(d)

Melco shall instruct the auditors of the other Melco Casinos (other than Other Casinos) to reasonably cooperate with the Company’s auditors in connection with any work conducted by the Company’s auditors under clause 3.5(a) (but subject to clause 3.5(b)).

4.	CASINO OPERATION

4.1	Casino operation

(a)

The Subconcessionaire is the holder of the Subconcession under which the Subconcessionaire is authorised by the Macau government to conduct the operation of casino games of chance and other casino games in Macau.

(b)	The parties acknowledge that the Subconcessionaire shall operate the Studio City Casino within the Subconcession pursuant to the terms of the Casino Management Agreement.

(c)

The Subconcessionaire shall apply for a Gaming Authorisation to operate in Macau prior to any expiration of the Subconcession from time to time, or at such other time determined by the Macau government, and, in any event, continue to operate the Studio City Casino for as long as the Subconcession is in effect.

4.2	Gaming tables

(a)	The parties acknowledge that the initial number of gaming tables authorised by the Macau government for operation at Studio City Casino on Opening is 250 mass gaming tables.

(b)

Any additional gaming tables authorised by the Macau government to be utilised by the Subconcessionaire after initial allocation of gaming tables by the Macau government to the Studio City Casino will (to the extent permitted by the Macau government) be allocated by the Subconcessionaire to the Studio City Casino and the other Melco Casinos:

(i)	in proportion to the number of tables the Studio City Casino and the other Melco Casinos have (or have allocated to them) at that time; and

(ii)

if the number of additional gaming tables authorised by the Macau government to be utilised by the Subconcession is disproportionately more than the number of gaming tables authorised to other concession and subconcession holders in Macau (based on the number of gaming tables held by each of them and including circumstances in which the percentage of additional gaming tables allocated to the Subconcessionaire exceeds the percentage of gaming tables allocated to other gaming concession or subconcession holders in Macau under the table cap regime implemented by the Macau government from time to time), the amount of the excess will (to the extent permitted by the Macau government) be allocated by the Subconcessionaire between the Studio City Casino and the other Melco Casinos based on:

(A)	the relative gaming expansion plans approved by the Macau government; or

(B)	if no such plans exist, pro rated based on the respective number of tables at (or allocated to) the Studio City Casino and the other Melco Casinos.

(c)

In the event that, after initial allocation of gaming tables by the Macau government to the Studio City Casino, the number of gaming tables authorised by the Macau government to be utilized by the Subconcession is reduced, Melco and New Cotai shall discuss in good faith whether there is to be any reduction in the number of gaming tables at the Studio City Casino having regard to (among other things) a fair and appropriate allocation of gaming tables to all Melco Casinos and after taking into account any Macau government requirement and the capital expenditures of each of the Melco Casinos and, in any event, the number of gaming tables at the Studio City Casino shall not be disproportionately reduced relative to the reduction of gaming tables at other Melco Casinos (unless the Melco Shareholders and New Cotai agree otherwise).

5.	OTHER ADMINISTRATIVE MATTERS

5.1

For so long as any Shareholder, holder of Upstream Securities in a Shareholder, or any of their respective Affiliates, is required to provide information to any Gaming Regulator in relation to their interest in the Company (including any information about another Shareholder or any holder of Upstream Securities in that Shareholder), the Company will and will procure that each Company Subsidiary will, to the extent permitted by law, cooperate in good faith to obtain and endeavour to provide that information where requested in writing by that person.

5.2

Despite clause 5.1(a), if reasonable to do so, the Company may limit the information provided to such information as is required by the Gaming Regulator or otherwise customarily provided to any such Gaming Regulator.

5.3

Any person to whom information is provided under clause 5.1(a) shall agree, as a condition of being provided with that information, to cooperate with the Company to seek to limit or protect the information required to be provided, if the Company determines (acting reasonably) that providing such information would:

(a)	materially compromise the competitiveness of the Studio City Property; or

(b)	be prohibited by applicable Laws or the listing or exchange rules of any stock exchange on which the Securities or Melco’s equity securities are listed.

5.4

The parties agree to be bound by and comply with the provisions as set out in Annexures G and H of the Original Shareholders Agreement, which shall apply mutatis mutandis hereto, referring to Newco instead of the Company where applicable.

6.	PRE-EMPTIVE RIGHTS

6.1	Pro rata offer

If the Company proposes to offer Equity Securities of the Company for subscription (other than issuances in connection with a public offering, under any Equity Plan or “assured entitlement” arrangements pursuant to the Listing Rules of The Stock Exchange of Hong Kong Limited (as it may be amended from time to time)), solely or primarily to Melco or any of its Affiliates, each Entitled Minority Shareholder is entitled to subscribe for up to its Respective Proportion of the Equity Securities proposed to be issued, and the Company shall give written notice to New Cotai of the proposed issuance, describing the type of Equity Securities, the cash price per Equity Security, the number of Equity Securities, and the general terms upon which the Company proposes to issue the same (Offer).

6.2	Offer Notice

The Company shall make the Offer to each Entitled Minority Shareholder by giving a notice in writing (Offer Notice) to New Cotai specifying:

(a)	the total number of Equity Securities proposed to be issued to Melco and/or its Affiliates;

(b)

the number of Equity Securities each Entitled Minority Shareholder is entitled to subscribe for (up to its Respective Proportion of the aggregate of all Equity Securities to be issued to Melco and its Affiliates); and

(c)	the terms of issue of the Equity Securities (including the issue price which shall be the same price for all of the Equity Securities being offered).

The Company shall provide such Offer Notice as soon as reasonably practicable (but not less than fifteen (15) business days) prior to the date of the closing of the issue of the Equity Securities; provided that if the Company determines that such advance notice is not practical under the circumstances, the Company may provide notice as soon as practicable after such closing.

6.3	Response to Offer

Within fifteen (15) business days after the date the Offer Notice is deemed given in accordance with clause 10, New Cotai shall give notice to the Company stating, with respect to each Entitled Minority Shareholder, whether such Entitled Minority Shareholder accepts all or any portion of the Equity Securities offered to it in the Offer Notice or it declines the Offer in full.

6.4	Failure to Respond

If New Cotai does not give notice to the Company stating whether an Entitled Minority Shareholder accepts all or a portion of the Equity Securities offered to such Entitled Minority Shareholder in the Offer within the period stated in clause 6.3, any such Entitled Minority Shareholder shall be deemed to have declined all of the Equity Securities offered to it in the Offer.

6.5	Payment by Accepting Entitled Minority Shareholders

If an Entitled Minority Shareholder accepts all or any portion of the Equity Securities offered to such Entitled Minority Shareholder in the Offer, upon the closing of the issuance of the Equity Securities as specified in the Offer Notice, such Entitled Minority Shareholder shall pay to the Company an amount in cash (in U.S. dollars) equal to the aggregate purchase price for the number of Equity Securities specified in the notice of acceptance of such Entitled Minority Shareholder’s Offer (the Cash Purchase Price) on the terms specified in the Offer Notice. If an Entitled Minority Shareholder fails to make a timely payment of the Cash Purchase Price in full in accordance with the terms specified in the Offer Notice, such Entitled Minority Shareholder shall be deemed to have declined all of the Equity Securities offered to it in the Offer.

6.6	Termination of Pre-Emptive Rights

Clauses 6.1 through 6.5 shall terminate and be of no further force or effect (Termination of Pre-Emptive Rights) upon which time (a) the Participation Agreement is no longer in effect and (b) either (i) the combined value of the Exchange Shares held by all Minority Shareholders no longer equals at least US$40,000,000 based on a 20-Day VWAP or (ii) the total sum of the number of Exchange Shares held by all Minority Shareholders is less than 1.00% of the outstanding Class A Ordinary Shares.

7.	CONFIDENTIALITY AND DISCLOSURE

7.1	Disclosure by Directors

(a)	Each Director shall not disclose any Confidential Information except, to the extent not prohibited by Law:

(i)	to any officer, manager, employee, director (or equivalent) or financial, legal or accounting adviser of or lender to a Shareholder or holder of Upstream Securities; and

(ii)

in the case of a Director employed by an investment fund or a management company of an investment fund (as applicable) that holds, or has any Affiliates that hold, an Effective Interest in Securities, to any partner, officer, manager, employee or director (or equivalent) of that investment fund or management company.

(b)	Each Shareholder shall procure that the Director appointed by them complies with the Director’s obligations under this clause 7 (subject to such Director’s fiduciary duties).

7.2	Restrictions on disclosure

A person (other than a Director) shall not disclose any Confidential Information except, to the extent not prohibited by Law:

(a)	in the case of a Shareholder or holder of Upstream Securities, where permitted under clauses 7.3, 7.4, 7.5 or 7.6; or

(b)	in any other case, where permitted under clauses 7.4, 7.5 or 7.8.

7.3	Disclosure by Shareholders and holders of Upstream Securities

Each Shareholder and holder of Upstream Securities, as applicable, may, subject to clause 7.6, disclose any Confidential Information to the extent not prohibited by Law:

(a)	(i) to Oaktree Capital Management, L.P., or any investment fund or account or entity managed by Oaktree Capital Management, L.P. that is a holder of Upstream Securities or

(ii) to Silver Point Capital, L.P., or any investment fund or account or entity managed by Silver Point Capital, L.P. that is a holder of Upstream Securities, in the case of each of clauses (i) and (ii), so long as those persons own Effective Interests in Securities that correspond to a number of Securities equal to least 10% of the New Cotai Original Share Amount in aggregate; or

(b)

to any officer, manager, employee, representative, director (or equivalent) or financial, legal or accounting adviser of or lender to a Shareholder or holder of Upstream Securities or any of the other persons specified in the applicable paragraphs of this clause 7.3.

7.4	Disclosure generally

A person may disclose any Confidential Information received by it, to the extent not prohibited by Law:

(a)	in the case of a person that is an investment fund, to any partner in that fund;

(b)

to any officer, manager, employee, director (or equivalent) or financial, legal, valuation or accounting adviser of or lender to a Shareholder or holder of Upstream Securities or any of the other persons specified in this clause 7.4; and

(c)	to any Project Lender.

7.5	Exceptions

(a)	Despite any other provision of this clause to the contrary, but subject to clause 7.5(b), a person may disclose Confidential Information to:

(i)	any person to whom it is required to disclose the Confidential Information by Law;

(ii)	any person to the extent necessary in connection with the exercise of any remedy hereunder;

(iii)	any Governmental Agency where required by that agency; or

(iv)	any stock exchange on which its securities, or the securities of any of its Affiliates, are listed if required by the listing or exchange rules of such stock exchange.

(b)

A party who is required to disclose Confidential Information under clause 7.5(a) shall use commercially reasonable endeavours to, and to the maximum extent permitted by Law to, limit the form and content of that disclosure.

7.6	Conditions to disclosure

Each Shareholder shall be responsible for ensuring that each holder of its Upstream Securities does not disclose Confidential Information that is not permitted to be disclosed under clauses 7.3, 7.4 and 7.5 unless the Company, acting in its reasonable discretion at the request of a Shareholder, executes a Confidentiality Deed or other similar agreement with any particular holder of Upstream Securities.

7.7	Prospective Purchaser

(a)

A Shareholder (Disclosing Shareholder) shall not disclose, and shall procure that no holder of Upstream Securities discloses, any Confidential Information to a prospective purchaser of Securities or Upstream Securities (Prospective Purchaser) unless the Prospective Purchaser, prior to being provided with any such information, enters into a confidentiality agreement on terms no less onerous to the Prospective Purchaser than those set out in the Confidentiality Deed or otherwise reasonably acceptable to the Company.

(b)

The Disclosing Shareholder shall require that a Prospective Purchaser return or destroy any information provided by the Disclosing Shareholder to the Prospective Purchaser under clause 7.2 (subject to customary exceptions) if the Prospective Purchaser has not purchased the Disclosing Shareholder’s Securities or the Upstream Securities on or before the date six (6) months after the date of entry into the confidentiality agreement referred to in clause 7.7(a).

7.8	Information to be held confidential

Each Shareholder shall procure that any person to whom information is disclosed by that Shareholder or any Director appointed by that Shareholder under clauses 7.1 and 7.2 keeps that information confidential and, except as permitted by this clause 7, does not disclose the information to any other person.

7.9	Prohibition

A Shareholder shall not, and, subject to clause 7.6, shall procure that the holder of Upstream Securities in respect of such Shareholder does not, knowingly disclose any information to any Competitor or an Unsuitable Person, or any of their directors, officers or employees.

7.10	Disclosure document

The obligations of confidentiality in this clause 7 do not apply to any information concerning the Group, its business or its assets in any document publicly available in connection with an underwritten public offering of the Company’s Equity Securities, or American depositary shares representing the Company’s Equity Securities.

8.	DISPUTE

8.1	Dispute

(a)

If a dispute (Dispute) arises out of or relates to this document (including any dispute as to the existence, breach or termination of this document or as to any claim in tort, in equity or pursuant to any statute) a party to the document may only commence arbitration proceedings relating to the Dispute if the procedures set out in clauses 8.1(b) to 8.1(h) have been fulfilled.

(b)

A party to this document claiming the Dispute has arisen under or in relation to this document shall give written notice (Dispute Notice) to the other parties to the Dispute specifying the nature of the Dispute.

(c)

On receipt of the Dispute Notice by the other parties, all the parties to the Dispute (Disputing Parties) shall endeavour in good faith to resolve the Dispute expeditiously using informal dispute resolution techniques such as mediation, expert evaluation or determination or similar techniques agreed by them.

(d)

If the Disputing Parties do not resolve the Dispute within twenty (20) days of receipt of the Dispute Notice the Dispute shall be determined by way of arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in force on the date when the notice of arbitration is submitted in accordance with these rules.

(e)	The number of arbitrators shall be three and the nationality or residence of the chairman of the arbitral tribunal shall not be the United States, Hong Kong or Macau.

(f)	The arbitral proceedings shall be conducted in the English language and the place of arbitration shall be Hong Kong.

(g)

By agreeing to arbitration pursuant to clause 8.1(d), the parties do not intend to deprive any court of its jurisdiction to issue an interim injunction or other interim relief in aid of the arbitration proceedings, provided that the parties agree that they may seek only such relief as is consistent with their agreement to resolve the Dispute by way of arbitration. Without prejudice to such relief that may be granted by a national court, the arbitral tribunal shall have full authority to grant interim or provisional remedies or to order a party to seek modification or vacation of the relief granted by a national court. For purposes of this clause 8.1(g), the parties irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of Hong Kong and any courts which have jurisdiction to hear appeals from those courts and waive any right to object to any proceedings being brought in those courts.

(h)	Any dispute that arises under this document shall be resolved in accordance with this clause 8.

8.2	Proper exercise of rights not a Dispute

For the avoidance of doubt, the proper exercise by a Shareholder or Shareholder Group of its rights hereunder shall not constitute a Dispute merely because such exercise is contrary to the interests of the Company or another Shareholder or Shareholder Group.

9.	TERMINATION

9.1	Term

Subject to clause 9.2, this document continues in full force and effect until:

(a)	terminated by written agreement between the parties; or

(b)	in the case of a Shareholder, that Shareholder ceases to hold any Securities.

9.2	Certain provisions continue

The termination of this document with respect to a party does not affect:

(a)	any obligation of that party which accrued prior to that termination and which remains unsatisfied or which has been breached; and

(b)	any provision of this document which is expressed to come into effect on, or to continue in effect after, that termination, including those specified in clause 13.10.

10.	NOTICES

10.1	General

A notice, demand, certification, process or other communication relating to this document shall be in writing in English and may be given by an agent of the sender.

10.2	How to give a communication

A communication shall be given by being:

(a)	personally delivered;

(b)	left at the party’s current delivery address for notices;

(c)	sent to the party’s current postal address for notices by reputable international delivery service for delivery within five days; or

(d)	sent by fax to the party’s current fax number for notices,

provided that any communication hereunder may also be sent by e-mail (which shall not constitute notice).

10.3	Particulars for delivery of notices

(a)

The particulars for delivery of notices for each party, including such party’s (i) delivery address for notices, (ii) postal address for notices (if different than delivery address), (iii) facsimile number for notices, (iv) e- mail address for notices, and (v) designated person or office to whom notices are to be addressed, are as initially set out below and in the Deed of Accession (as the case may be):

Melco Resorts & Entertainment Limited

36/F, The Centrium

60 Wyndham Street, Central

Hong Kong

facsimile number: +852-2537-3618

e-mail address: mco-comsec@melco-resorts.com

attention: Company Secretary

with copy to (which copy will not constitute notice for the purposes of this clause 10):

Latham & Watkins

18th Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong

facsimile number: +852-2912-2600

e-mail address: Helena.Kim@lw.com

attention: Ji-Hyun Helena Kim

MCE Cotai Investments Limited

c/o Melco Resorts & Entertainment Limited at its address set out herein for delivery of notices facsimile number: +852-2537-3618

e-mail address: mco-comsec@melco-resorts.com

attention: Company Secretary

with copy to (which copy will not constitute notice for the purposes of this clause 10):

Latham & Watkins

18th Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong

facsimile number: +852-2912-2600

e-mail address: Helena.Kim@lw.com

attention: Ji-Hyun Helena Kim

New Cotai, LLC

c/o New Cotai Holdings, LLC

Two Greenwich Plaza

Greenwich, Connecticut 06830

United States of America

facsimile number: +1-203-542-4133

e-mail address: dreganato@silverpointcapital.com

attention David Reganato

facsimile number: +1-203-542-4314

e-mail address: tlavelle@silverpointcapital.com

attention Timothy Lavelle

with copy to (which copy will not constitute notice for the purposes of this clause 10):

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071-3144

facsimile number: + 1-213-621-5288

email address: jeffrey.cohen@skadden.com

attention: Jeffrey H. Cohen

Studio City International Holdings Limited

36/F, The Centrium

60 Wyndham Street, Central

Hong Kong

facsimile number: +852-2537-3618

e-mail address: comsec@sc-macau.com

attention: Company Secretary

with copy to (which copy will not constitute notice for the purposes of this clause 10):

Latham & Watkins

18th Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong

facsimile number: +852-2912-2600

e-mail address: Helena.Kim@lw.com

attention: Ji-Hyun Helena Kim

(b)	Each party may change its particulars for delivery of notices by notice to each other party.

10.4	Communications by post

Subject to clause 10.6, a communication is deemed given five days after being sent under clause 10.2(c).

10.5	Communications by fax

Subject to clause 10.6, a communication is deemed given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.

10.6	After hours communications

If a communication is given:

(a)	after 5.00pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt,

it is taken as having been given at 9.00am on the next day which is not a Saturday, Sunday or bank or public holiday or (in the case of Hong Kong) general holiday in that place.

10.7	Receipt of notice

A notice, demand, certification, process or other communication relating to this document shall be deemed received when it is deemed given hereunder.

11.	NOTICES UNDER NEWCO MEMORANDUM AND ARTICLES OF ASSOCIATION, COMPANY MEMORANDUM AND ARTICLES OF ASSOCIATION AND DEPOSIT AGREEMENT

11.1

The Company irrevocably covenants that it shall or shall cause Newco to, as applicable, promptly provide a person designated by New Cotai with a copy of any notice or other communication or document that Newco is required to deliver to the Company under the Newco Memorandum and Articles of Association in its capacity as a Shareholder (as such term is defined in the Newco Memorandum and Articles of Association) of Newco.

11.2

The Company irrevocably covenants that it shall promptly provide a person designated by New Cotai with a copy of any notice or other communication that a holder of Equity Securities of the Company (other than Class B Ordinary Shares) or ADSs is entitled to receive under the Memorandum and Articles of Association or the Deposit Agreement; provided that this clause 11.2 shall not require a separate or duplicate notice to be provided to the extent that (a) New Cotai or any person designated by New Cotai is already entitled to receive a substantially similar notice under another agreement to which the Company is a party or (b) the information set out in such notice is publicly available.

12.	DUTIES, COSTS AND EXPENSES

12.1	Fees and costs

(a)

The Company shall pay the reasonable legal and other costs and expenses incurred by the parties in negotiating, preparing, executing, and registering this document and the other Transaction Documents and provided that receipts for such expenses are provided to the Company prior to such payment.

(b)

If a party other than the Company pays the reasonable legal and other costs and expenses incurred by it of negotiating, preparing, executing, and registering this document or any of the other Transaction Documents then the Company shall reimburse that amount to the paying party on demand.

(c)

Except as otherwise expressly stated in this document, each party shall pay its own legal and other costs and expenses of performing its obligations under this document and of any dispute that may arise in connection with any amendment to this document.

12.2	Duties

(a)

The Company, as between the parties, is liable for and shall pay all Duty (including any fine or penalty except where it arises from default by another party) on or relating to this document, any document executed under it or any dutiable transaction evidenced or effected by it except in respect of any Transfer of Securities, where unless otherwise agreed by the parties to such Transfer, Duty in respect of such Transfer will be borne by the transferee.

(b)

If a party other than the Company pays any Duty (including any fine or penalty) on or relating to this document, any document executed under it or any dutiable transaction evidenced or effected by it, the Company shall reimburse that amount to the paying party on demand provided that such costs and/or expenses are reasonable.

13.	GENERAL

13.1	Amendment

No amendment to this document will be effective unless it is:

(a)	in writing; and

(b)	signed by each party;

provided that New Cotai may amend Schedule II, subject to the requirements of clauses 2.2(f) and representations and warranties set forth in 2.2(g), in its sole discretion without the consent of any other party in accordance with the definition of Minority Shareholders.

13.2	Counterparts

This document may consist of a number of counterparts and if so the counterparts taken together constitute one document.

13.3	Assignment

(a)	Except to the extent expressly permitted under this document, a party shall not Transfer any right under this document without the prior written consent of the other parties.

(b)	Any purported Transfer in breach of this clause 13.3 is of no effect.

(c)	The Company may assign its rights, and the Shareholders may assign their rights, under this document to any Project Lender if required by that lender in connection with, providing any such financing.

(d)

For the avoidance of doubt, without limitation of the provisions governing the requirements applicable to a transferee to be a Minority Shareholder, this document does not restrict the transfer of Class A Ordinary Shares to a transferee.

13.4	Entire understanding

(a)	This document together with the other Transaction Documents constitutes the entire understanding between the parties as to the subject matter of this document.

(b)

All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this document are superseded by this document and are of no effect. No party is liable to any other party in respect of those matters.

(c)	No oral explanation or information provided by any party to another:

(i)	affects the meaning or interpretation of this document; or

(ii)	constitutes any collateral agreement, warranty or understanding between any of the parties.

13.5	Further steps

Each party shall promptly do whatever any other party reasonably requires of it to give effect to this document (including voting their Securities in favour of any resolution).

13.6	Attorneys

Each of the attorneys executing this document declares that the attorney has no notice of the revocation of the power of attorney under which the attorney executes this document.

13.7	Inconsistency with Memorandum and Articles of Association

(a)

If there is any inconsistency between this document and the Memorandum and Articles of Association, this document prevails as between the Shareholders only to the extent of that inconsistency. Each Shareholder and the Company (to the fullest extent permissible under applicable law) acknowledges and agrees that there is no inconsistency between clause 13.7(d) and the Memorandum and Articles of Association as of the date of this document and for so long as none of the rights attached to the Class B Ordinary Shares under Article 29 or Article 56 of the Memorandum and Articles of Association are amended or removed.

(b)

At the written request of any party, all parties shall take all necessary steps, including voting in favour of any resolution, to amend the Memorandum and Articles of Association to remove the inconsistency specified in clause 13.7(a).

(c)

Each Shareholder and the Company acknowledges and agrees that the terms of this document (i) are enforceable between the Shareholders and the Company (and between the Shareholders inter se) and (ii) are not rendered invalid solely due to any inconsistency between this document and the Memorandum and Articles of Association.

(d)

So long as the Participation Agreement remains in effect and any Class B Ordinary Shares remain issued and outstanding, each of the Shareholders and the Company covenant (as separate independent covenants and in the case of the Company to the extent permissible under applicable law) not to amend or remove, including by passage of a Special Resolution (as defined in the Memorandum and Articles of Association), any of the rights attached to the Class B Ordinary Shares under Article 29 or Article 56 of the Memorandum and Articles of Association, unless the Company first obtains the approval of the holders of a majority of the issued Class B Ordinary Shares by way of the written consent of the holders of a majority of the issued Class B Ordinary Shares, or with the sanction of a resolution passed by at least a majority of the holders of issued Class B Ordinary Shares present in person or by proxy at a separate general meeting of the holders of the issued Class B Ordinary Shares.

13.8	Relationship of parties

This document is not intended to create a partnership, joint venture, fiduciary or agency relationship between the parties.

13.9	Rights cumulative

Except as otherwise expressly stated in this document, the rights of a party under this document are cumulative and are in addition to any other rights of that party.

13.10	Survival of obligations after termination

Clauses 1 (Interpretation), 2.8 (Fees and expenses of Directors), 2.9 (D&O Policy), 2.10 (Indemnity deed), 5.2 (Other Administrative Matters), 8 (Dispute), 9.2 (Certain provisions continue), 10 (Notices), 13.3 (Assignment), 13.7(a), 13.7(b), 13.7(c), 13.9 (Rights cumulative), 13.10 (Survival of obligations after termination), 13.11 (Waiver and exercise of rights), 13.12 (Consent), 13.13(b) (Equitable relief), 13.14 (Governing law and jurisdiction) and 13.15 (No Third Party Rights) of this document will remain in full force and effect and survive the expiry or termination of this document.

13.11	Waiver and exercise of rights

(a)	A single or partial exercise or waiver by a party of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right.

(b)	A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

(c)	A right relating to this document may only be waived in writing signed by the party or parties waiving the right.

13.12	Consent

Unless this document expressly provides otherwise, a party may give conditionally or unconditionally or withhold its approval or consent in its absolute discretion.

13.13	Equitable relief

The parties acknowledge that:

(a)	damages or an account of profits may be an inadequate remedy to compensate a Shareholder for a breach of this document; and

(b)

a party is entitled to specific performance or injunctive relief (as appropriate) as a remedy for any breach or threatened breach by a party of this document, in addition to any other remedies available to them at law or in equity.

13.14	Governing law and jurisdiction

This document is governed by and is to be construed in accordance with the laws applicable in Hong Kong.

13.15	No Third Party Rights

A person who is not a party to this document shall have no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce any of its terms.

13.16	New Cotai Ownership Determination

In determining the number of Securities held by New Cotai at the relevant time for purposes of any threshold in this document, including for purposes of the New Cotai Original Share Amount, the Securities held by the Minority Shareholders as set out in Schedule II at such relevant time shall be deemed to be held by New Cotai.

13.17	Effectiveness

This document and the rights and obligations herein are not binding and effective until the consummation of an underwritten public offering of the Company’s Equity Securities, or American depositary shares representing the Company’s Equity Securities.

IN WITNESS WHEREOF, the parties have caused this document to be duly executed as a deed as of the date first above written.

MCE Cotai Investments Limited

/s/ Stephanie Cheung

By:	Stephanie Cheung

Position:	Director

Date:	October 16, 2018

In the presence of:

Signature:	/s/ Rachel Mak

Name:	Rachel Mak

Address:	37 / F, The Centrium, 60 Wyndham Street, Central, Hong Kong

[Signature Page – Shareholders’ Agreement]

New Cotai, LLC (SEAL)

By:	/s/ David Reganato
Name:	David Reganato
Position:	Authorized Signatory

Date:	October 16, 2018

In the presence of:

Signature:	/s/ Brett Kulhawik
Name:	Brett Kulhawik
Address:	Two Greenwich Plaza
Greenwich, CT 06830

[Signature Page – Shareholders’ Agreement]

Melco Resorts & Entertainment Limited

By:	/s/ Evan Andrew Winkler
Evan Andrew Winkler

Position:	Director

Date:	October 16, 2018

In the presence of:

Signature:	/s/ Rachel Mak

Name:	Rachel Mak

Address:	37/F, The Centrium, 60 Wyndham Street,
Central, Hong Kong

[Signature Page – Shareholders’ Agreement]

Studio City International Holdings Limited

By:	/s/ Evan Andrew Winkler
Evan Andrew Winkler

Position:	Director

Date:	October 16, 2018

In the presence of:

Signature:	/s/ Rachel Mak

Name:	Rachel Mak

Address:	37/F, The Centrium, 60 Wyndham Street,
Central, Hong Kong

[Signature Page – Shareholders’ Agreement]

SCHEDULE I

Melco Shareholders	108,767,640 Class A Ordinary Shares

New Cotai	72,511,760 Class B Ordinary Shares

SCHEDULE II

Minority Shareholders

Name of Minority Shareholder	Class B Ordinary Shares	Exchange Shares
New Cotai LLC	72,511,760	Nil

Annexure A

Confidentiality Deed

[Discloser]

[Recipient]

Confidentiality Deed

Contents

1	Interpretation		1

	1.1	Definitions	1
	1.2	Construction	3

2	Confidential Information		4

	2.1	Duty of confidentiality	4
	2.2	Disclosure by holders of Upstream Securities	4
	2.3	Disclosure generally	4
	2.4	Exceptions	4
	2.5	Copies and extracts of Confidential Information	5

3	Return or destruction of Confidential Information		5

	3.1	Return or destruction	5
	3.2	Retained papers	5
	3.3	Obligations to continue after materials returned	5
	3.4	The Recipient must certify destruction of materials	5

4	Indemnity		6

	4.1	Indemnity	6

5	Liability		6

	5.1	Discloser does not warrant Confidential Information is accurate	6
	5.2	Liability	6
	5.3	Release	7

6	Injunctive relief		7

7	[Termination		7

8	General		7

	8.1	Severance	7
	8.2	Amendment	7
	8.3	Waiver and exercise of rights	8
	8.4	Governing law and jurisdiction	8
	8.5	Assignment	8
	8.6	Entire understanding	8
	8.7	Legal costs	8
	8.8	Rights cumulative	8
	8.9	Further steps	8
	8.10	Counterparts and facsimile copies	8
	8.11	Relationship of parties	9
	8.12	Ownership thresholds	9

9	Notices		9

	9.1	General	9
	9.2	How to give a communication	9
	9.3	Particulars for delivery of notices	9
	9.4	Communications by post	9
	9.5	Communications by fax	9
	9.6	After hours communications	10
	9.7	Receipt of notice	10

page i

Date

Parties

[•] of [•]; facsimile number: [•]; e-mail address: [•]; attention: [•] (Discloser)

[•] of [•]; facsimile number: [•]; e-mail address: [•]; attention: [•] (Recipient)

Background

A	The Discloser possesses Confidential Information.

B	The Discloser proposes to disclose Confidential Information to the Recipient.

C	The Recipient agrees to maintain the confidentiality of the Confidential Information that is disclosed to it, on the terms of this document.

Agreed terms

1	Interpretation

1.1	Definitions

In this document, the following terms have the following meanings:

Affiliate has the meaning given to that term in the Shareholders’ Agreement.

Business Day means a day which is not a Saturday, Sunday or bank or public holiday in Hong Kong or New York, nor a day on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted or remains hoisted in Hong Kong at any time between 9.00am and 5.00pm.

Company means Studio City International Holdings Limited, a company incorporated in the Cayman Islands.

Competitor has the meaning given to that term in the Shareholders’ Agreement.

Confidential Information means any confidential, non-public or proprietary information relating to the business, assets or affairs of the Group; provided, however, that Confidential Information shall not include information that:

(a)	is or becomes generally available to the public other than as a result of disclosure in violation of this document;

(b)	is or becomes available to the receiving person on a non-confidential basis prior to its disclosure to such person;

(c)	is or has been independently developed or conceived by the receiving person without use of Confidential Information; or

(d)

becomes available to the receiving person on a non-confidential basis from a source other than the Discloser; provided that such source is not known by such person to be bound by a confidentiality agreement with the Discloser.

Effective Interest in Securities has the meaning given to that term in the Shareholders’ Agreement.

Governmental Agency means:

(a)	a government, whether foreign, federal, state, territorial or local;

(b)	a department, office, or minister of a government acting in that capacity; or

(c)	a commission, delegate, instrumentality, agency, board or other governmental or semi-governmental, judicial, administrative, monetary, regulatory, fiscal or tax authority, whether statutory or not.

Group has the meaning given to that term in the Shareholders’ Agreement.

Law means any law or legal requirement, including at common law, in equity, under any statute, regulation or by-law and any decision, directive, guidance, guideline or requirement of any Governmental Agency or the relevant stock exchange.

MRE means Melco Resorts & Entertainment Limited, a company incorporated in the Cayman Islands.

New Cotai Original Share Amount has the meaning given to that term in the Shareholders’ Agreement.

Permitted Transferee has the meaning given to that term in the Shareholders’ Agreement.

Project Lender has the meaning given to that term in the Shareholders’ Agreement.

Security has the meaning given to that term in the Shareholders’ Agreement.

Shareholders’ Agreement means the Amended and Restated Shareholders’ Agreement by and among MCE Cotai Investments Limited, New Cotai, LLC, MRE, and the Company dated October 16, 2018, as may be amended from time to time.

Subsidiary has the meaning given to that term in the Shareholders’ Agreement.

Unsuitable Person has the meaning given to that term in the Shareholders’ Agreement.

Upstream Securities has the meaning given to that term in the Shareholders’ Agreement.

1.2 Construction

Unless expressed to the contrary, in this document:

(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	a party may give or withhold any consent to be given under this document in its absolute discretion and may impose any conditions on that consent;

(e)	“includes” means includes without limitation;

(f)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause;

(g)	a reference to:

(i)	a person includes a partnership, individual, limited liability company, trust, joint venture, unincorporated association, corporation and a Governmental Agency;

(ii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iii)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(iv)	a right includes a benefit, remedy, discretion or power;

(v)

this or any other document includes the document as novated, varied or replaced in accordance with the terms of this document or the other document and despite any change in the identity of the parties;

(vi)	a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document;

(vii)	writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmissions; and

(viii)	this document includes all schedules and annexures to it;

(ix)

if the number of Securities the Effective Interest in Securities represents is required to be calculated, if the number is not a whole number, that number will be rounded up or down, as appropriate, with .5 or greater rounded up;

(h)	if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day; and

(i)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.

2	Confidential Information

2.1 Duty of confidentiality

(a)	The Recipient must keep the Confidential Information disclosed by the Discloser to the Recipient confidential and must not disclose any Confidential Information except:

(i)	in the case where the Recipient is a holder of Upstream Securities, where permitted under clause 2.2, 2.3, or 2.4; or

(ii)	in any other case, where permitted under clause 2.3 or 2.4.

(b)	The Recipient must not knowingly disclose any information to any Competitor or an Unsuitable Person, or any of their respective directors, officers, or employees.

2.2 Disclosure by holders of Upstream Securities

If the Recipient is a holder of Upstream Securities, the Recipient may disclose any Confidential Information to the extent not prohibited by Law:

(a)

(i) to Oaktree Capital Management, L.P., or any investment fund or account or entity managed by Oaktree Capital Management, L.P. that is a holder of Upstream Securities or (ii) to Silver Point Capital, L.P., or any investment fund or account or entity managed by Silver Point Capital, L.P. that is a holder of Upstream Securities, in the case of each of clauses (i) and (ii), so long as those persons own Effective Interests in Securities that correspond to a number of Securities equal to at least 10% of the New Cotai Original Share Amount in aggregate; or

(b)

to any officer, manager, employee, representative, director (or equivalent) or financial, legal or accounting adviser of or lender to the Recipient or any of the other persons specified in the applicable paragraphs of this clause 2.2.

2.3 Disclosure generally

The Recipient may disclose any Confidential Information received by it:

(a)	if the Recipient is an investment fund, to any partner in that fund;

(b)

to any officer, manager, employee, director (or equivalent) or financial, legal, valuation or accounting adviser of or lender to the Recipient or any of the other persons specified in this clause 2.3; and

(c)	to any Project Lender.

2.4 Exceptions

(a)	Despite any other provision of this clause to the contrary, but subject to clause 2.4(b), the Recipient may disclose Confidential Information to:

(i)	any person to whom it is required to disclose the information by Law;

(ii)	any person to the extent necessary in connection with the exercise of any remedy hereunder;

(iii)	any Governmental Agency where required by that agency; or

(iv)	any stock exchange on which its securities, or the securities of any of its Affiliates, are listed if required by the listing or exchange rules of such stock exchange.

(b)

If the Recipient is required to disclose information under clause 2.4(a), the Recipient must use commercially reasonable endeavours to, and to the maximum extent permitted by Law to, limit the form and content of that disclosure.

2.5 Copies and extracts of Confidential Information

(a)	The Recipient may only copy or extract any Confidential Information to the extent reasonably required by the Recipient.

(b)	Where the Recipient copies or extracts Confidential Information, the Recipient must comply with clause 3 in respect of any copy or extract.

3	Return or destruction of Confidential Information

3.1 Return or destruction

Subject to clause 3.2 and except as required by Law, the Recipient must within three Business Days of [the Discloser requesting in writing1/the Recipient ceasing to be a holder of Upstream Securities2] return to the Discloser (or if the Discloser requests, destroy) all material containing any Confidential Information that is in the possession or control of the Recipient (including any Confidential Information disclosed by that person under clause 2.2 or 2.3, as applicable) unless such Confidential Information is in electronic form, in which case the Recipient must use all reasonable endeavours to destroy such Confidential Information.

3.2 Retained papers

The Recipient may retain board papers, board presentations, board minutes, and any reports containing Confidential Information but must ensure that such information is kept confidential and used only to the extent required by the Recipient.

3.3 Obligations to continue after materials returned

The obligations of the Recipient under this document will, from the date of this document, continue and be enforceable at any time by the Discloser and its Affiliates, even if the materials containing the Confidential Information are returned to the Discloser or destroyed, pursuant to clause 3.1.

3.4 The Recipient must certify destruction of materials

If the Discloser requests the Recipient to destroy any materials containing Confidential Information pursuant to clause 3.1:

[1]	This will apply in the case where the Recipient is a Prospective Purchaser.
[2]	This will apply in all cases other than where the Recipient is a Prospective Purchaser.

(a)

without limiting clause 3.1, all electronic or computer data or programs containing Confidential Information must be permanently deleted from the magnetic or other storage media on which it is stored so that it cannot be recovered or reconstructed in any way; and

(b)	the Recipient must certify in writing to the Discloser within five Business Days that the Confidential Information has been permanently and irretrievably deleted.

4	Indemnity

4.1	Indemnity

(a)	The Recipient must indemnify and keep indemnified the Discloser from and against:

(i)	any cost, expense, loss, liability or damage; and

(ii)

any liability whatsoever in respect of any action, claim or proceeding brought or threatened to be brought (including all costs and expenses which the Discloser may suffer or incur in disputing any such action, claim or proceeding), in respect of or in connection with any breach of this document.

(b)	This indemnity survives termination of this document.

5	Liability

5.1 Discloser does not warrant Confidential Information is accurate

The Recipient acknowledges that:

(a)	the Discloser does not represent that the Confidential Information is accurate or complete; and

(b)	the Confidential Information may:

(i)	have been prepared without any particular standard of care;

(ii)	be speculative;

(iii)	be forward looking and relatively uncertain;

(iv)	be based on assumptions (stated or unstated) which may not be realised; and

(v)	contain material which has not been audited or verified.

5.2 Liability

Subject to any written agreement between the parties to the contrary, the Discloser is not liable to the Recipient or any other person in relation to the use of the Confidential Information by the Recipient or any other person.

5.3 Release

Subject to any written agreement between the parties to the contrary, the Recipient releases the Discloser to the fullest extent permitted by law from any claim regarding any person’s reliance on the Confidential Information.

6	Injunctive relief

The Recipient acknowledges that:

(a)

because of the nature of the Confidential Information, damages or an account of profit may be an inadequate remedy for the Discloser in the event of an unauthorised use or disclosure of the Confidential Information; and

(b)	the Discloser is entitled to seek an ex parte interlocutory or final injunction to restrain any actual or threatened unauthorised use or disclosure of the Confidential Information by the Recipient.

7	[Termination

(a)	The Discloser may terminate this document at any time by giving written notice to the Recipient.

(b)	Any notice given to terminate this document will be taken to be a request to return or destroy all material containing any Confidential Information in accordance with clause 3.1.]3

8	General

8.1 Severance

(a)

Subject to clause 8.1(b), if a provision of this document is illegal or unenforceable in any relevant jurisdiction, it may be severed for the purposes of that jurisdiction without affecting the enforceability of the other provisions of this document.

(b)	Clause 8.1(a) does not apply if severing the provision:

(i)	materially alters:

(A)	the scope and nature of this document; or

(B)	the relative commercial or financial positions of the parties; or

(ii)	would be contrary to public policy.

8.2 Amendment

This document may only be varied or replaced by a document executed by the parties.

[3]	This will apply where the Recipient is a Prospective Purchaser only.

8.3 Waiver and exercise of rights

(a)	A single or partial exercise or waiver of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right.

(b)	A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

8.4 Governing law and jurisdiction

This document is governed by and is to be construed in accordance with the laws applicable in Hong Kong.

8.5 Assignment

Neither party may assign any right or obligation under this document without the other party’s prior written consent. Any dealing in breach of this clause is of no effect.

8.6 Entire understanding

This document and the Shareholders’ Agreement (if applicable) contain the entire understanding between the parties as to the subject matter of this document.

8.7 Legal costs

Except as expressly stated otherwise in this document, each party must pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under this document.

8.8 Rights cumulative

Except as expressly stated otherwise in this document, the rights of a party under this document are cumulative and are in addition to any other rights of that party.

8.9 Further steps

Each party must promptly do whatever any other party reasonably requires of it to give effect to this document and to perform its obligations under it.

8.10 Counterparts and facsimile copies

(a)	This document may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.

(b)

This document may be entered into and becomes binding on the parties upon one party (Sender) signing the document and sending a facsimile copy of the signed document to the other party (Receiver) and the Receiver either:

(i)	signing the document received by it and sending it by facsimile transmission to the Sender; or

(ii)	signing a counterpart of the document received by it and sending it by facsimile transmission to the Sender.

8.11 Relationship of parties

This document is not intended to create a partnership, joint venture or agency relationship between the parties.

8.12 Ownership thresholds

In determining the number of Upstream Securities held by a person in an entity for the purposes of any threshold in this document, Upstream Securities held by an Affiliate of that person in that same entity shall be deemed to be held by that person.

9	Notices

9.1 General

A notice, demand, certification, process or other communication relating to this document must be in writing in English and may be given by an agent of the sender.

9.2 How to give a communication

A communication must be given by being:

(a)	personally delivered;

(b)	left at the party’s current delivery address for notices;

(c)	sent to the party’s current postal address for notices by reputable international delivery service for delivery within three days; or

(d)	sent by fax to the party’s current fax number for notices,

provided that any communication hereunder may also be sent by e-mail (which shall not constitute notice).

9.3 Particulars for delivery of notices

(a)

The particulars for delivery of notices for each party, including such party’s (i) delivery address for notices, (ii) postal address for notices (if different than delivery address), (iii) facsimile number for notices, (iv) e-mail address for notices, and (v) the person or office to whom notices are to be addressed, are initially as set out opposite such party’s name at the commencement of this document.

(b)	Each party may change its particulars for delivery of notices by notice to each other party.

9.4 Communications by post

Subject to clause 9.6, a communication is deemed given five days after being sent under clause 9.2(c).

9.5 Communications by fax

Subject to clause 9.6, a communication is deemed given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.

9.6 After hours communications

If a communication is given:

(a)	after 5.00pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt,

it is taken as having been given at 9.00am on the next day which is not a Saturday, Sunday or bank or public holiday or (in the case of Hong Kong) general holiday in that place.

9.7 Receipt of notice

A notice, demand, certification, process or other communication relating to this document shall be deemed received when it is deemed given hereunder.

Executed as a deed.

Signed, Sealed and Delivered	)
as a deed in the name of	)
[Discloser] acting by	)
)
its duly authorised representative	)
with authority of the board	)
in the presence of:	)	Authorised Representative

Name of witness:
Title of witness:

Signed, Sealed and Delivered	)
as a deed in the name of	)
[Recipient] acting by	)
)
its duly authorised representative	)
with authority of the board	)
in the presence of:	)	Authorised Representative

Name of witness:
Title of witness:

Annexure B

Deed of Accession

Deed poll dated

By

[                                                                                                                                                                                     ]

of [                                                                                                                                                        ] (Acceding Party)

Background

A

This document is supplemental to an Amended and Restated Shareholders Agreement dated October 16, 2018 (Agreement) by and among MCE Cotai Investments Limited, a company incorporated in the Cayman Islands, c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1 - 9005, Cayman Islands, New Cotai, LLC, a limited liability company formed in Delaware, United States of America, c/o New Cotai Holdings, LLC, of Two Greenwich Plaza, Greenwich, Connecticut 06830, United States of America, Melco Resorts & Entertainment Limited, a company incorporated in the Cayman Islands, c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1 - 9005, Cayman Islands, and Studio City International Holdings Limited, a company incorporated in the Cayman Islands, with its registered office at Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands.

Declarations

1	Acceding party to be bound

The Acceding Party covenants with all parties to the Agreement from time to time (whether original or by accession) (Parties) to observe, perform and be bound by all the terms of the Agreement in so far as they remain to be observed and performed, as if the Acceding Party had been an original party to the Agreement as [Shareholder].

2	Copy of the Deed

The Acceding Party confirms that it has been supplied with a copy of the Agreement.

3	Representations and warranties

The Acceding Party represents and warrants to the Parties that:

(a)

(registration): it is a corporation, partnership, limited liability company, or other organization, as applicable, duly incorporated, formed, or organized, as applicable, and validly existing under the laws of the country of its registration, formation, or organization, as applicable;

(b)

(corporate power): it has the corporate, partnership, limited liability company, or other organizational, as applicable, power to enter into and perform its obligations under this document and to carry out the transactions contemplated by the Agreement.

(c)

(corporate action): it has taken all necessary corporate, partnership, limited liability company, or other organizational, as applicable, action to authorise the entry into and performance of this document and to carry out the transactions contemplated by the Agreement;

(d)	(binding obligation): the obligations in this document are valid and binding obligations of the Acceding Party.

This deed poll is governed by the laws applicable in Hong Kong.

Executed as a deed.